                                                                      Exhibit 12

                        GTE CORPORATION AND SUBSIDIARIES

       CONSOLIDATED STATEMENTS OF THE RATIO OF EARNINGS TO FIXED CHARGES
                             (Thousands of Dollars)

                                  (Unaudited)
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
                                                                                 Years Ended December 31
                                                                ------------------------------------------------------------------
                                                                   1994           1993          1992          1991          1990
                                                                   ----           ----          ----          ----          ----

Net earnings available for fixed charges:
     Income from continuing operations                          $2,450,779    $  989,803    $1,787,035    $1,528,102    $1,622,261
     Add (deduct) -
        Income taxes                                             1,532,482       567,747       966,589       662,860       697,963
        Interest expense                                         1,139,233     1,298,234     1,475,670     1,574,746     1,510,909
        Capitalized interest (net of amortization)                  (6,045)       (3,421)       (4,931)      (14,791)      (18,316)
        Preferred stock dividends of subsidiaries                   18,252        22,162        23,429        25,317        28,697
        Additional income requirement on preferred
           stock dividends of subsidiaries                          11,426        12,739        12,671        11,006        12,357
        Minority interests                                         140,464       112,335       112,425       103,626        83,471
        Portion of rent expense representing interest              139,715       153,058       196,533       210,698       206,959
                                                                ----------    ----------    ----------    ----------    ----------
                                                                 5,426,306     3,152,657     4,569,421     4,101,564     4,144,301
     Deduct - Minority interests                                  (242,937)     (236,944)     (248,979)     (247,284)     (224,240)
                                                                ----------    ----------    ----------    ----------    ----------
                Adjusted earnings available
                    for fixed charges from
                    continuing operations                       $5,183,369    $2,915,713    $4,320,442    $3,854,280    $3,920,061
                                                                ==========    ==========    ==========    ==========    ==========

Fixed Charges:

     Interest charges                                           $1,139,233    $1,298,234    $1,475,670    $1,574,746    $1,510,909
     Preferred dividends of subsidiaries                            18,252        22,162        23,429        25,317        28,697
     Additional income requirement on preferred
        dividends of subsidiaries                                   11,426        12,739        12,671        11,006        12,357
     Portion of rent expense representing interest                 139,715       153,058       196,533       210,698       206,959
                                                                ----------    ----------    ----------    ----------    ----------
                                                                 1,308,626     1,486,193     1,708,303     1,821,767     1,758,922
     Deduct - Minority interests                                   (68,096)      (78,421)      (86,504)      (89,479)      (91,730)
                                                                ----------    ----------    ----------    ----------    ----------
                Adjusted fixed charges                          $1,240,530    $1,407,772    $1,621,799    $1,732,288    $1,667,192
                                                                ==========    ==========    ==========    ==========    ==========

Ratio of Earnings to Fixed Charges - continuing
   operations                                                        4.18           2.07          2.66          2.22          2.35
                                                                =========     ==========    ==========    ==========    ==========

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